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                                                                 Exhibit 1.1

November 1, 1998


Board of Directors
First Federal Savings Bank of Siouxland
329 Pierce Street
Sioux City, Iowa  51101-1411

         Attention: Mr. Barry E. Backhaus
                    President and Chief Executive Officer

Ladies and Gentlemen:

         Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") and Investment Bank Services, Inc. ("Investment Bank") (collectively, the "Advisors") are pleased to act as independent financial advisors to First Federal Savings Bank of Siouxland (the "Bank") in connection with the Bank's proposed conversion from mutual holding company status to full stock form (the "Conversion"), including the offer and sale of certain shares of the common stock of the proposed new holding company for the Bank (the "Holding Company") to the Bank's eligible account holders and other eligible purchasers in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Holding Company's common stock are sold in the Conversion. This letter is to confirm the terms and conditions of our engagement.


ADVISORY SERVICES

         The Advisors will consult with and advise the Bank and the Holding Company and will work with the Bank's management, counsel, accountants and other advisors in connection with the Conversion and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

         1. Consulting as to the securities marketing implications of any aspect of the Plan of Conversion or related corporate documents;

         2. Reviewing with the Board of Directors the independent appraiser's appraisal of the common stock, particularly with regard to aspects of the appraisal involving the methodology employed;


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First Federal Savings Bank of Siouxland
November 1, 1998
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         3.   Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and the Holding Company and their counsel);

         4. Assisting in the design and implementation of a marketing strategy for the Offerings;

         5.   Assisting in obtaining all requisite regulatory approvals;

         6. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

         7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Conversion.


FEES

         If the Conversion is consummated, the Bank agrees to pay the Advisors for their services hereunder the fees set forth below:

         1. a fee of one and one-eighth percent (1.125%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding in each case shares purchased by (i) any employee benefit plan of the Holding Company or the Bank established for the benefit of their respective directors, officers and employees, and (ii) any director, officer or employee of the Holding Company or the Bank or members of their immediate families; and

         2. with respect to any shares of the Holding Company's common stock sold by any NASD member firm under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to the Advisors of one and one-eighth percent (1.125%) of the Aggregate Purchase Price. Any fees payable to the Advisors for common stock sold by the Advisors under any such agreement shall be limited to an aggregate of one and one-eighth percent (1.125%) of the Actual Purchase Price of such shares.

         If (i) the Advisor's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the


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First Federal Savings Bank of Siouxland
November 1, 1998
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Conversion is terminated by the Bank, no fees shall be payable by the Bank to the Advisors hereunder; however, the Bank shall reimburse the Advisors for their reasonable out-of-pocket expenses incurred in connection with their engagement hereunder as set forth under the caption "Costs and Expenses" below.

         All fees payable to the Advisors hereunder shall be payable in cash to Sandler O'Neill, as representative of the Advisors, at the time of the closing of the Conversion, or upon the termination of the Conversion, if applicable. In recognition of the long lead times involved in the conversion process, the Bank agrees to make advance payments to the Advisors in the aggregate amount of $50,000, $25,000 of which shall be payable upon execution of this letter and the remaining $25,000 of which shall be payable upon commencement of the Subscription Offering, which shall be credited against any fees or reimbursement of expenses payable hereunder with any remaining balance refunded to the Bank.


SYNDICATED COMMUNITY OFFERING

         If any shares of the Holding Company's common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, the Advisors will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. The Advisors will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 7% of the aggregate Actual Purchase Price of the shares sold under such agreements. The Advisors will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Conversion, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall the Advisors be obligated to act as selected dealers or to take or purchase any shares of the Holding Company's common stock.


COSTS AND EXPENSES

         In addition to any fees that may be payable to the Advisors hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse the Advisors, upon request made from time to time, for their reasonable out-of-pocket expenses incurred in connection with their engagement hereunder, regardless of whether the Conversion is consummated, including, without limitation, legal fees, advertising, promotional, syndication, and


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First Federal Savings Bank of Siouxland
November 1, 1998
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travel, up to the aggregate maximum amount of $75,000; provided, however, that the Advisors shall document such expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

         As is customary, the Bank will bear all other expenses incurred in connection with the Conversion and the Offerings, including, without limitation,
(i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's and the Holding Company's counsel, accountants, conversion agent and other advisors. In the event the Advisors incur any such fees and expenses on behalf of the Bank or the Holding Company, the Bank will reimburse the Advisors for such fees and expenses whether or not the Conversion is consummated; provided, however, theat the Advisors shall not incur any substantial expenses on behalf of the Bank pursuant to this paragraph without the prior approval of the Bank.


DUE DILIGENCE REVIEW

         The Advisors' obligations to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank and the Holding Company, and their respective directors, officers, agents and employees, as the Advisors and their counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to the Advisors all information which the Advisors request, and will allow the Advisors the opportunity to discuss with the Bank's and the Holding Company's management the financial condition, business and operations of the Bank and the Holding Company. The Bank and the Holding Company acknowledge that the Advisors will rely upon the accuracy and completeness of all information received from the Bank and the Holding Company and their directors, trustees, officers, employees, agents, independent accountants and counsel.


BLUE SKY MATTERS

         The Bank agrees that if counsel to the Advisors does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's and Investment Bank's participation therein and shall furnish each Advisor a copy thereof addressed to both Sandler O'Neill and Investment Bank or upon which such counsel shall state they may rely.


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First Federal Savings Bank of Siouxland
November 1, 1998
Page 5



CONFIDENTIALITY

         Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, the Advisors agree that they will not disclose any Confidential Information relating to the Bank obtained in connection with its engagement hereunder (whether or not the Conversion is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Advisors,
(ii) was available to the Advisors on a non-confidential basis prior to its disclosure to the Advisors by the Bank, or (iii) becomes available to the Advisors on a non-confidential basis from a person other than the Bank who is not otherwise known to the Advisors to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.


INDEMNIFICATION

         Since the Advisors will be acting on behalf of the Bank and the Holding Company in connection with the Conversion, the Holding Company and the Bank agree to indemnify and hold each Advisor and each of their affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (such Advisor and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Conversion or the engagement of the Advisors pursuant to, or the performance by the Advisors of the services contemplated by, this letter, and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Bank and the Holding Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (including previously reimbursed expenses) (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any proxy statement or prospectus (preliminary or final), or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by the Advisors expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of the Advisors. If the foregoing indemnification is unavailable for any reason, the Bank and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Conversion bears to that of the Advisors.

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First Federal Savings Bank of Siouxland
November 1, 1998
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DEFINITIVE AGREEMENT

         The Advisors and the Bank agree that (a) except as set forth in clause
(b), the foregoing represents the general intention of the Bank and the Advisors with respect to the services to be provided by the Advisors in connection with the Offerings, which will serve as a basis for the Advisors commencing activities, and (b) the only legal and binding obligations of the Bank, the Holding Company and the Advisors with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses," (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of the Advisors in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to the Advisors, the Bank and the Holding Company and their respective counsel and shall contain standard indemnification provisions mutually acceptable to the Bank, the Holding Company and the Advisors.

         The Advisor's execution of such Agency Agreement shall also be subject to (i) the Advisor's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to the Advisors and their counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of counsel to the Advisors, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. The Advisors may terminate this agreement if such Agency Agreement is not entered into prior to June 30, 1999.


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First Federal Savings Bank of Siouxland
November 1, 1998
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         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                Very truly yours,



                                Sandler O'Neill &
                                Partners, L.P.

                                By: Sandler O'Neill & Partners Corp.,
                                     the sole general partner


                                By: /s/ Catherine A. Lawton
                                   -----------------------------------
                                   Catherine A. Lawton
                                   Vice President


                                Investment Bank Services, Inc.


                                By: /s/ C. Hargrove
                                   -----------------------------------


Accepted and agreed to as of
 the date first above written:

First Federal Savings Bank of Siouxland



By: /s/ Barry E. Backhaus
   ----------------------------------------
   Mr. Barry E. Backhaus
   President and Chief Executive Officer